                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 WHX CORPORATION

                              HN ACQUISITION CORP.

                                       and

                                 HANDY & HARMAN

                                  March 1, 1998


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                                    ARTICLE I

THE OFFER AND MERGER.....................................................................................1
         Section 1.1  The Offer..........................................................................1
         Section 1.2  Company Actions....................................................................4
         Section 1.3  Directors..........................................................................6
         Section 1.4  The Merger.........................................................................7
         Section 1.5  Effective Time.....................................................................8
         Section 1.6  Closing............................................................................8
         Section 1.7  Directors and Officers of the Surviving
                                    Corporation..........................................................8
         Section 1.8  Shareholders' Meeting..............................................................9
         Section 1.9  Merger Without Meeting of
                                    Shareholders........................................................10

                                   ARTICLE II

CONVERSION OF SECURITIES................................................................................10
         Section 2.1  Conversion of Capital Stock.......................................................10
         Section 2.2  Exchange of Certificates..........................................................11
         Section 2.3  Lost Certificates.................................................................13
         Section 2.4  Dissenting Shares.................................................................13
         Section 2.5  Company Option Plans..............................................................14

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................15
         Section 3.1  Organization......................................................................15
         Section 3.2  Capitalization....................................................................16
         Section 3.3  Authorization; Validity of Agreement;
                                    Company Action......................................................18
         Section 3.4  Consents and Approvals; No Violations.............................................18
         Section 3.5  SEC Reports and Financial Statements..............................................20
         Section 3.6  No Undisclosed Liabilities........................................................20
         Section 3.7  Absence of Certain Changes........................................................21
         Section 3.8  Employee Benefit Plans; ERISA.....................................................21
         Section 3.9  Litigation........................................................................23
         Section 3.10 No Default; Compliance with
                                    Applicable Laws.....................................................24
         Section 3.11 Taxes.............................................................................24
         Section 3.12 Real Property.....................................................................26
         Section 3.13 Environmental Matters.............................................................26

         Section 3.14 Information in Schedule 14D-1.....................................................27
         Section 3.15 Compliance with Laws..............................................................27
         Section 3.16 HSR Approval......................................................................27
         Section 3.17 Precious Metals Inventories.......................................................28
         Section 3.18 Opinion of Financial Advisor......................................................28
         Section 3.19 Voting Requirements...............................................................28
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                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND
                                    THE PURCHASER.......................................................28
         Section 4.1  Organization......................................................................28
         Section 4.2  Authorization; Validity of Agreement;
                                    Necessary Action....................................................29
         Section 4.3  Consents and Approvals; No Violations.............................................29
         Section 4.4  Information in Proxy Statement;
                                    Schedule 14D-9......................................................30
         Section 4.5  Financing.........................................................................30
         Section 4.6  Share Ownership...................................................................31
         Section 4.7  Purchaser's Operations............................................................31
         Section 4.8  HSR Approval......................................................................31
         Section 4.9  Investigation by Parent and Purchaser.............................................31

                                    ARTICLE V

COVENANTS...............................................................................................32
         Section 5.1  Interim Operations of the Company.................................................32
         Section 5.2  Approvals and Consents; Cooperation...............................................35
         Section 5.3  Actions Regarding the Rights......................................................35
         Section 5.4  Access to Information.............................................................35
         Section 5.5  Repayment of Borrowings Under Credit
                                    Agreement...........................................................36
         Section 5.6  Consents and Approvals............................................................36
         Section 5.7  Employee Benefits.................................................................37
         Section 5.8  No Solicitation...................................................................39
         Section 5.9  Brokers or Finders................................................................40
         Section 5.10 Publicity.........................................................................41
         Section 5.11 Notification of Certain Matters...................................................41
         Section 5.12 Directors' and Officers' Insurance and
                                    Indemnification.....................................................41
         Section 5.13 Further Assurances................................................................43

                                   ARTICLE VI


CONDITIONS..............................................................................................44
         Section 6.1  Conditions to Each Party's Obligation To
                                    Effect the Merger...................................................44

                                   ARTICLE VII

TERMINATION.............................................................................................45
         Section 7.1  Termination.......................................................................45
         Section 7.2  Effect of Termination.............................................................47
         Section 7.3  Termination Fee...................................................................47
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                                  ARTICLE VIII

MISCELLANEOUS...........................................................................................48
         Section 8.1  Amendment and Modification........................................................48
         Section 8.2  Nonsurvival of Representations
                                    and Warranties......................................................48
         Section 8.3  Notices...........................................................................48
         Section 8.4  Interpretation....................................................................50
         Section 8.5  Counterparts......................................................................50
         Section 8.6  Entire Agreement; Third Party
                                    Beneficiaries.......................................................50
         Section 8.7  Severability......................................................................50
         Section 8.8  Governing Law.....................................................................51
         Section 8.9  Jurisdiction......................................................................51
         Section 8.10 Assignment........................................................................52
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

                  AGREEMENT AND PLAN OF MERGER, dated as of March 1, 1998, by and among WHX Corporation, Delaware corporation ("Parent"), HN Acquisition Corp., a New York corporation and a direct, wholly owned subsidiary of Parent (the "Purchaser"), and Handy & Harman, a New York corporation (the "Company").

                  WHEREAS, Parent and the Purchaser have proposed acquiring all of the outstanding common stock, par value $1.00 per share, of the Company (the "Shares" or "Company Common Stock") at a price of $35.25 per Share in cash;

                  WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                              THE OFFER AND MERGER
                              --------------------

                  Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash all shares of the issued and out standing Company Common Stock (together with the related Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services, L.L.C., dated as of January 26, 1989, as amended as of April 25, 1996 and October 22, 1996 (the "Rights Agreement"), at a price of $35.25 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"),

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subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be waived) of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum

Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments) without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof); provided, however, that (i) subject to applicable legal requirements, Parent may cause Purchaser to waive any condition to the Offer, as set forth in Annex A, in Parent's reasonable judgment and (ii) the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission ("SEC"). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer at any time up to May 1, 1998 for one or more periods of not more than 10 business days, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or required. The Purchaser may also, in its sole discretion, extend the expiration date of the Offer for up to 10 additional business days after the initial expiration date. In addition, the Offer Price may be increased and the Offer may be extended to the extent

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required by law in connection with such increase in each case without the consent of the Company.

                           (b) As soon as practicable on the date the Offer is
commenced, Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

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                  Section 1.2  Company Actions.

                           (a) The Company hereby approves of and consents to
the Offer and represents that the Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4) (collectively, the "Transactions"), and such approvals constitute approval of the Offer, this Agreement and the Merger for purposes of Sections 902 and 912 of the New York Business Corporation Law (the "NYBCL") and similar provisions of any other similar state statutes that might be deemed applicable to the transactions contemplated hereby, (ii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger and the Company hereby consents to the inclusion in the Offer Documents of such recommendation; provided, that such recommendation may be withdrawn, modified or amended if, in the good faith opinion of the Board of Directors, after consultation with independent legal counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law and (iii) approved the redemption of the Rights prior to the consummation of the Offer according to the provisions of the Rights Agreement. The Company represents that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are, assuming the accuracy of, and in reliance upon, the information received in writing from Parent as to the ownership of Shares by Parent and their affiliates, sufficient to render the relevant provisions of Section 912 of the NYBCL inapplicable to the Offer and the Merger. The Company further represents that Goldman, Sachs & Co. ("Goldman") has delivered to the Board of Directors of the Company the Fairness Opinion as described in Section 3.18.

                           (b) Concurrently with the commencement of the Offer,
the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the

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provisions of this Agreement, contain the recommendation referred to in clause
(ii) of Section 1.2(a) hereof. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications. Notwithstanding anything to the contrary contained herein, if the members of the Board of Directors of the Company determine in the exercise of their fiduciary duties to withdraw, modify or amend the recommendation referred to in clause (ii) of Section 1.2(a) hereof, such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

                           (c) In connection with the Offer, the Company will
promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the

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

names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

                           (d) The Company shall amend the Rights Agreement as

set forth in Annex B hereto, which amendment will be effective as of the date hereof.

                  Section 1.3  Directors.

                           (a) Promptly upon the purchase of and payment for
Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates bears to the total number of shares of Company Common Stock then outstanding (such number being the "Board Percentage") provided, however, that if the number of Shares purchased by Parent or any of its Subsidiaries equals or exceeds 50.01% of the outstanding Shares, the Board Percentage will in all events be at least a majority of the members of the Board of Directors of the Company. The Company shall, upon request of the Purchaser, use its best efforts to cause Parent's designees to satisfy the Board Percentage, including without limitation increasing the size of its Board of Directors (which, pursuant to the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), has a

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maximum number of twelve directors) and securing resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall promptly cause Parent's designees to be so elected. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof (the "Company Designees"); provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Upon receipt of such information from Parent or the Purchaser, the Company shall include in the Schedule 14D-9 (as an annex or otherwise) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors.

                           (b)  From and after the time, if any, that
Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

                  Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of New York, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws. The Merger shall have the effects set forth in the NYBCL.

                  Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in
Section 1.6) (or on such other date as Parent and the Company may agree) with the Department of State of the State of New York (the "Department of State") as provided in the NYBCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Department of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                  Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

                  Section 1.7 Directors and Officers of the Surviving Corporation. The directors and officers of the Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respec-

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tively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

                  Section 1.8  Shareholders' Meeting.

                           (a) If required by applicable law in order to
consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                           (i) duly call, give notice of, convene and hold a
                  special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                           (ii) prepare and file with the SEC a preliminary
                  proxy or information statement relating to the Merger and this Agreement and use its reason able efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                           (iii) subject to the fiduciary obligations of the
                  Board under applicable law as advised by independent counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                           (b) Parent agrees that it will vote, or cause to be
voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affil-iates in favor of the approval of the Merger and the adoption of this Agreement.

                  Section 1.9 Merger Without Meeting of Shareholders. Notwithstanding Section 1.8 hereof, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire, together with the Shares owned by Parent, the Purchaser or any other subsidiary of Parent, at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 905 of the NYBCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and with out any action on the part of the holders of any shares of Company Common Stock or common stock, par value $0.01 per share, of the Purchaser (the "Purchaser Common Stock"):

                           (a) Purchaser Common Stock. Each issued and
outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the result that the Surviving Corporation will be a wholly-owned subsidiary of Parent.

                           (b) Cancellation of Treasury Stock and Parent-Owned
Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                           (c) Exchange of Shares. Each issued and outstanding
share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b)

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

and any Dissenting Shares (if applicable and as defined in Section 2.4 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares that such holder may have pursuant to Section 623 of the NYBCL.

                  Section 2.2  Exchange of Certificates.

                           (a) Paying Agent. Parent shall designate a bank or
trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation and any interest or other income resulting from such investments will be paid to Parent from time to time upon request by Parent.

                           (b) Exchange Procedures. As soon as reasonably
practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the

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

surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Article II, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest will be paid or will accrue on any cash payable to the holders of Certificates pursuant to the provisions of this Article II.

                           (c) Transfer Books; No Further Ownership Rights in
Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the re cords of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                           (d) Termination of Fund; No Liability. At any time
following one year after the Effective Time, the Surviving Corporation shall be entitled to require
the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and there after such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to the expiration of the applicable statute of limitations after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration payable to the holder of such Certificate representing Shares pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration in respect of such Certificate will become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (a "Person") previously entitled thereto.

                           Section 2.3 Lost Certificates. If any Certificate is
lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, in accordance with the provisions of this Agreement.

                           Section 2.4 Dissenting Shares. Notwithstanding
anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded ap-praisal for such Shares in accordance with Section 623 of the NYBCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.


                  Section 2.5 Company Option Plans. Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time,
(i) each out standing employee stock option to purchase Shares (an "Employee Option") granted under the Company's Long-Term Incentive Stock Option Plan (the "ISO Plan") or the Company's 1995 Omnibus Stock Incentive Plan (the "1995 Option Plan") and each outstanding non-employee director option to purchase Shares ("Director Options" and collectively with Employee Options, "Options") granted under the Company's Outside Director Stock Option Plan (the "Director Plan" and collectively with the ISO Plan and the 1995 Option Plan, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option that is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that Parent or the Purchaser and the holder of any such Option otherwise agree, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment to be net of applicable withholding taxes).

                  Except as may be otherwise agreed to by the Parent or the Purchaser, all stock option plans of the Company shall terminate as of the Effective Time and the provisions of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated as of the Effective Time and no holder of Options or any participant in any option plan or any other plan, program or arrangement shall have any right thereunder to acquire any equity securities of the Company or the Surviving Corporation.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and the Purchaser as follows:

                  Section 3.1 Organization. Each of the Company and its Subsidiaries (as defined in this Section 3.1) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect that is materially adverse to the consolidated financial condition, businesses, properties, assets or results of operations of such entity or a combination thereof (or, if used with respect thereto, of such group of entities taken as a whole). The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and has made available to Parent the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to date. Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 includes all subsidiaries of the Company required to be listed thereon (each a "Subsidiary", and collectively, the "Subsidiaries"). Except as set forth on Schedule 3.1 hereof, the Company does not own any minority interests in any other corporation representing at least 5% of the equity interest of such corporation or participate in joint ventures with any other party.

                  Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. As of the date hereof, (i) 12,131,288 shares of Company Common Stock are issued and outstanding (of which 92,973 shares were granted on February 26, 1998 pursuant to the Fifth Cycle of the Company's Long-Term Incentive Plan), (ii) 2,480,144 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 1,371,104 shares of Company Common Stock are reserved for issuance upon exercise of then outstanding Options granted under the Option Plans and (iv) 156,139 shares of Company Common Stock have been allocated for the Sixth Cycle of the Company's Long-Term Incentive Plan (which allocation would amount to 69,395 shares of Company Common Stock assuming a May 1, 1998 proration date in the event of a "change in control" (as defined in such Plan)).
Schedule 3.2(a) sets forth the number and weighted average exercise price of Options outstanding as of the date hereof. As of the date hereof there are 12,131,288 shares of Common Stock reserved for issuance upon exercise of the Rights. All the outstanding shares of the Company Common Stock are, and all shares which may be issued pursuant to the exer-cise of outstanding Options or Rights when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its Subsidiaries issued and outstanding. Except (a) as set forth above, and (b) for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and
(iii) there are no out standing contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or capital stock of the Company or any subsidiary or affiliate of the Company.

                           (b) Except as set forth on Schedule 3.2, all the
outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

                           (c) There are no voting trusts or other agreements or
understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries. None of the Company or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company, or any of its

Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                  Section 3.3 Authorization; Validity of Agreement; Company Action. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its shareholders as contemplated by
Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company's shareholders (and assuming due and valid authorization, execution and delivery hereof by the other parties there to) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                           (b) The Board of Directors of the Company has
approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement. The Board of Directors of the Company also has approved the transactions contemplated by this Agreement for the purposes of rendering the provisions of Section 912 of the NYBCL inapplicable to such transactions.

                  Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws and the NYBCL, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational documents of the Company or of any of its Subsidiaries, (ii) require on the part of the Company any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) except for the Revolving Credit Agreement, dated as of September 29, 1997, among the Company, the lenders party thereto and the Bank of Nova Scotia, as Administrative Agent (the "Credit Agreement"), and the Note Purchase Agreement, dated as of April 17, 1997, among the Company and the Purchasers party thereto (the "Note Agreement"), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been filed as an exhibit to the Company SEC Documents (as defined in Section 3.5) (the "Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (iii) or (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and which will not materially impair the ability of the Company to consummate the transactions contemplated hereby.

                  Section 3.5 SEC Reports and Financial Statements. Except as set forth in Schedule 3.5, the Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1996 under the Exchange Act that were filed and publicly available prior to the date of this Agreement (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The financial statements of the Company (the "1997 Financial Statements") included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (including the related notes thereto) (the "1996 Form 10-K") and in the quarterly reports on Form 10-Q for the three fiscal quarters occur ring since the 1996 Form 10-K have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

                  Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents or on Schedule 3.6 hereto, (b) for liabilities incurred in the ordinary course of business and consistent with past practice and (c) for liabilities incurred in connection with the consummation of the transactions contemplated hereby, since September 30, 1997, neither the Company nor any of its Subsidiaries has incurred any liabilities which, individually or in the aggregate, would be reason ably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole and would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto).

                  Section 3.7 Absence of Certain Changes. Except as disclosed in the Company SEC Documents or on Schedule 3.7 hereto, since September 30, 1997, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business and there has not been (i) any change in the business of the Company or the amount, character or ownership interests of the Company's assets that has resulted in a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or of any of its Subsidiaries other than the regular quarterly cash dividends; (iii) any change by the Company or any of its Subsidiaries in accounting principles or methods, except insofar as may be required by a change in GAAP; (iv) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock (other than the Rights) or (v) any change by the Company or any of its Subsidiaries of any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plans, or change the manner in which contributions to any Company pension plans are made or the basis on which such contributions are determined.

                  Section 3.8  Employee Benefit Plans; ERISA.

                           (a) Schedule 3.8 hereto sets forth a list of all
material employee benefit plans, (including but not limited to plans described in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of section 4001(b)(15) of ERISA ("Benefit Plans") and all material employment and severance agreements with employees of the Company ("Employee Agreements"). True and complete copies of all Employee Agreements have been made available to Parent by the Company.

                           (b) With respect to each Benefit Plan, except as
otherwise disclosed on Schedule 3.8: (i) if intended to qualify under section 401(a) or 401(k) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred which might reasonably be expected to give rise to material liability on the part of the Company; (iv) no disputes are pending, or, to the knowledge of the Company, threatened that might reasonably be expected to give rise to material liability on the part of the Company; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of the Company; and (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                           (c) No Benefit Plan is a "multiemployer pension
plan," as defined in section 3(37) of ERISA, nor is any Benefit Plan a plan described in section 4063(a) of ERISA.

                           (d) No liability under Title IV of ERISA has been
incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under such Title. No Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 312 of the Code, whether or not waived.

                           (e) With respect to each Benefit Plan that is a
"welfare plan" (as defined in section 3(1) of

ERISA), no such plan provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law).

                           (f) Neither the Company nor any of its Subsidiaries
has been reimbursed by the federal government or any other Governmental Entity relating to any pension or welfare benefits, or any other employee benefits or fringe benefits maintained or contributed to by the Company.

                           (g) To the knowledge of the Company, there has been
no violation (or tax incurred under) Section 4980B of the Code or Sections 601-609 of ERISA with respect to any Benefit Plan that could result in material liability.

                           (h) Subject to applicable requirements of ERISA, the
Code and collective bargaining agreements, neither any provision of any Benefit Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of the Company or its ERISA Affiliates would prevent the amendment or termination after the Effective Time of any Benefit Plan without liability to Parent, the Purchaser, the Company or their ERISA Affiliates.

                           (i) Based on the valuation as of January 1, 1997, as
appropriately adjusted through December 31, 1997, for purposes of financial disclosure in the Company's financial statements, the assets of the Handy & Harman Pension Plan, the Handy & Harman Hourly Pension Plan and the Handy &

Harman Bargain Unit Pension Plan exceed the FAS 87 liabilities (i.e., the projected benefit obligations) by an amount in excess of $120 million.

                           (j) Schedule 3.8 identifies all material written
employment agreements and severance agreements with employees of the Company and its Subsidiaries in effect or committed to be put into effect as of the date hereof (an "Employee Agreement").

                  Section 3.9 Litigation. Except as disclosed in the Company SEC Documents or on Schedule 3.9 hereto, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely to have a material ad verse effect on the Company and its Subsidiaries, taken as a whole.

                  Section 3.10 No Default; Compliance with Applicable Laws. Except as set forth on Schedule 3.10 hereto, the business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective articles of incorporation or by-laws or similar organizational documents, (ii) any Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries, excluding from the foregoing clauses (ii) and (iii), defaults or violations which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  Section 3.11 Taxes. (a) The Company and its Subsidiaries have
(i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 3.11(f)) required to be filed by them on or prior to the date hereof, other than those Tax Returns the failure of which to file would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made provision in accordance with generally accepted accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as defined in Section 3.11(f)) shown to be due on such Tax Returns.

                           (b) Except as set forth on Schedule 3.11 hereto,
there are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries. Except as set forth on
Schedule 3.11, the Company and its Subsidiaries have not received any written notice of audit, are not undergoing any audit of its Tax Returns, and have not received any written notice of deficiency or assessment from any taxing authority with respect to liability for Taxes of the Company or any Subsidiary, which has not been fully paid or finally settled, except for such audits, deficiencies and assessments relating to liabilities which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

                           (c) Except as set forth on Schedule 3.11 hereto,
there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force. The Company has not filed a request with the Internal Revenue Service for changes in accounting methods within the last two years, which change would materially affect the accounting for tax purposes, directly or indirectly, of the Company.

                           (d) Except as set forth on Schedule 3.11, neither the
Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes.

                           (e) "Taxes" shall mean any and all taxes, charges,
fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (domestic or foreign), including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (domestic or foreign) with respect to Taxes.

                  Section 3.12 Real Property. The Company and the Subsidiaries, as the case may be, have good and marketable title or valid leasehold rights to all real property purported to be owned by them or used in the conduct of their respective businesses as currently conducted with only such exceptions as individually or in the aggregate would not have a material adverse effect on the Company and the Subsidiaries, taken as a whole.

                  Section 3.13 Environmental Matters. (a) Except as set forth in the Company SEC Documents or in Schedule 3.13:

                  (i) since December 31, 1996, the Company has not received any written communication from any person or entity (including any

         Governmental Entity) stating or alleging that it may be a potentially responsible party under Environmental Law (as defined in Section 3.13(b)) with respect to any actual or alleged environmental contamination; neither the Company nor, to the Company's knowledge, any Governmental Entity is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in liability for the Company under Environmental Law; and the Company has not received any request for information under Environmental Law from any Governmental Entity with respect to any actual or alleged environmental contamination, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a material adverse effect;

                  (ii) since December 31, 1996, the Company has not received any written communication from any person or entity (including any Govern mental Entity) stating or alleging that the Company may have violated any Environmental Law, or that the Company has caused or contributed to any environmental contamination that has caused any property damage or personal injury under Environmental Law, except, in each case, for statements and allegations of violations and statements and allegations of responsibility for property damage and personal injury which would not, individually or in the aggregate, have a material adverse effect; and

                  (iii) all underground storage tanks ("UST's") on property currently owned by the Company comply with applicable Environmental Law, except for UST's which would not, individually or in the aggregate, have a material adverse effect.

                           (b) For purposes of this Section 3.13, "Environmental
Law" means all applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of materials into the environment.

                  Section 3.14 Information in Schedule 14D-1. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in the Schedule 14D-1, at the time such document is first published, sent or given will at the date it is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 3.15 Compliance with Laws. Except as set forth on
Schedule 3.15 or as disclosed in the SEC Documents, neither the Company nor any Subsidiary is in violation of, or has violated, any law, statute, ordinance, rule, regulation, arbitral determination, order, writ, decree or injunction that is applicable to or binding upon the Company, any Subsidiary or any of their respective properties, other than in each case such violations that, individually or in the aggregate, have not had a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  Section 3.16 HSR Approval. The Company has filed a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the acquisition of the Company by Parent. The applicable waiting period under the HSR Act has expired.

                  Section 3.17 Precious Metals Inventories. Schedule 3.17 sets forth the aggregate net amount of fine ounces of gold, silver, palladium and platinum owned by the Company and its wholly-owned Subsidiaries as of February 27, 1998 assuming such precious metals were reduced or refined to a fine ounce basis.

                  Section 3.18 Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co. (the "Fairness Opinion") to the effect that, as of the date thereof, the Merger Consideration to be received by the Company's shareholders pursuant to this Agreement is fair to the Company's shareholders (other than Parent and the Purchaser) from a financial point of view, a copy of which opinion will be made available to Parent.

                  Section 3.19 Voting Requirements. The affirmative vote of the holders of 66 2/3% of the voting power of all outstanding Shares, voting as a single class, at the Company's Stockholders Meeting to adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

                  Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

                  Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and the Purchaser are duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Parent and its Subsidiaries, taken as a whole.

                  Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state or foreign laws relating to takeovers, state securities or blue sky laws, the NYBCL, the laws of other states in which Parent or the Purchaser is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby nor compliance by Parent and the Purchaser with any of the provisions hereof will

(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Parent, any of its subsidiaries or the Purchaser, (ii) require on the part of Parent or the Purchaser any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Parent and its Subsidiaries taken as a whole,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or the Purchaser or any of their properties or as sets, excluding from the foregoing clauses (iii) or (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent, its Subsidiaries or the Purchaser taken as a whole and will not materially impair the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

                  Section 4.4 Information in Proxy Statement; Schedule 14D-9. None of the information supplied by Parent or the Purchaser for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  Section 4.5 Financing. Either Parent or the Purchaser has sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis, to repay all amounts outstanding under the Credit

Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement.

                  Section 4.6 Share Ownership. Except as set forth in the Statement on Schedule 13D of Parent and the Purchaser dated January 26, 1998, Parent and the Purchaser do not beneficially own any Shares. Parent and the Purchaser will not sell, transfer or otherwise dispose of any of the Shares beneficially owned by them so long as this Agreement is in effect, except transfers to a direct or indirect wholly owned subsidiary of Parent.

                  Section 4.7 Purchaser's Operations. The Purchaser has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or as disclosed in the Tender Offer Statement of the Purchaser dated December 16, 1997.

                  Section 4.8 HSR Approval. Parent and the Purchaser have filed a premerger notification and report form under the HSR Act with respect to their acquisition of the Company. The applicable waiting period under the HSR Act has expired.

                  Section 4.9 Investigation by Parent and Purchaser. Each of Parent and the Purchaser:

                  (a) acknowledge that, other than as set forth in this Agreement, none of the Company, its Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or the Purchaser or its agents or representatives prior to the execution of this Agreement, and

                  (b) agrees, to the fullest extent permitted by law (except with respect to claims of fraud), that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent or the Purchaser on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent or the

Purchaser prior to the execution of this Agreement.

                                    ARTICLE V

                                    COVENANTS

                  Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the "Appointment Date"):

                           (a) the business of the Company and its Subsidiaries
shall be conducted only in the ordinary and usual course of business;

                           (b) the Company will not, directly or indirectly, (i)
sell, transfer or pledge or agree to sell, transfer or pledge any Company Common Stock or capital stock of any of its Subsidiaries beneficially owned by it, either directly or indirectly; (ii) amend its Certificate of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or re classify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

                           (c) except for those actions contemplated in Section
1.2, neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for its regular quarterly cash dividend on the Company Common Stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than shares of Common Stock reserved for issuance on the date hereof upon exercise of outstanding Rights pursuant to the Rights Agreement or issuances pursuant to the exercise of Options outstanding on the date hereof;
(iii) transfer, lease, license, sell, mort-gage, pledge, dispose of, or encumber any material assets other than in the ordinary and usual course of business and consistent with past practice including, without limitation, any transfer or sale of any precious metal inventories set forth on Schedule 3.17, except in the ordinary course of business consistent with past practice, it being understood that any permanent reduction, liquidation or increase in the Company's precious metals inventory position will not be made without Parent's consent; (iv) incur or modify any material indebtedness or other material liability, other than in the ordinary and usual course of business and consistent with past practice, provided that the Company may borrow money for use in the ordinary and usual course of business; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock other than redemption of the outstanding Rights pursuant to the Rights Agreement;

                           (d) neither the Company nor any of its Subsidiaries
shall modify, amend or terminate any of its Material Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

                           (e) neither the Company nor any of its Subsidiaries
shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

                           (f) neither the Company nor any of its Subsidiaries
shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, except in the ordinary course of business and consistent with past practice; (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company), other than in the ordinary course of business and consistent with past practice; or (iv) enter into any material commitment or transaction with respect to any of the foregoing (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

                           (g) neither the Company nor any of its Subsidiaries
shall change any of the accounting methods used by it unless required by GAAP;

                           (h) except as permitted in connection with the
termination of this Agreement pursuant to Section 7.1(c)(i), neither the Company nor any of its Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

                           (i) neither the Company nor any of its Subsidiaries
will, except as required by law, enter into, adopt, create or amend in any material respect or terminate any benefit plans maintained or contributed to by the Company or any of its Subsidiaries;

                           (j) neither the Company nor any of its Subsidiaries
will make or agree to make any capital expenditure or capital expenditures other than capital expenditures in accordance with the Company's 1998 capital expenditure program or in the ordinary course of business consistent with past practice;

                           (k) neither the Company nor any of its Subsidiaries
will increase the compensation of any director, executive officer or other key employee of the Company or pay any benefit or amount not required by a plan, agreement, understanding or arrangement as in effect on the date of this Agreement to any such person;

                           (l) neither the Company nor any of its Subsidiaries
will cause a material change in investment policy or a material change in investment vehicles related to the assets in any pension plan, other than actions taken in the ordinary course of business or that are consistent with or required by its fiduciary duties;

                           (m) neither the Company nor any of its Subsidiaries
will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for representations made as of a specific date); or

                           (n) neither the Company nor any of its Subsidiaries
will authorize or enter into an agreement to do any of the foregoing.

                  Section 5.2 Approvals and Consents; Cooperation. The parties hereto shall use reasonable efforts, and cooperate with each other, to obtain all governmental and third party authorizations, approvals, consents or waivers required in order to consummate the Offer and the Merger. Each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the Offer and the Merger. The Company further agrees to use its reasonable efforts to seek to obtain, in connection with Parent and without cost to the Company, any consent of a third party on Schedule 3.4 required to avoid a default or breach of any such contract resulting from this Agreement, the Offer or the Merger, including without limitation the Credit Agreement and the Note Agreement.

                  Section 5.3 Actions Regarding the Rights. The Company, in accordance with the terms and provisions of the Rights Agreement, shall take all reasonable actions necessary to cause the postponement of the Distribution Date under the Rights Agreement as necessary to prevent this Agreement or the consummation of any of the transactions contemplated hereby, including without limitation, the publication or other announcement of the Offer and the consummation of the Offer and the Merger, from resulting in the distribution of separate Rights certificates or the occurrence of a Distribution Date or being deemed a Triggering Event (as defined in the Rights Agreement). The Company's Board of Directors will take all further action (in addition to that referred to in Section 1.2(d)) reasonably requested in writing by Parent in order to render the Rights inapplicable to the Offer and the Merger and the other transactions contemplated hereby to the extent provided herein and in the Amendment to the Rights Plan contemplated by Section 1.2(d). So long as this Agreement is in effect, the Company will not amend the Rights Agreement without Parent's prior consent.

                  Section 5.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time, as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated February 28, 1998 (the "Confidentiality Agreement").

                  Section 5.5 Repayment of Borrowings Under Credit Agreement. At the Closing, unless the Company shall have obtained the lenders' consent to the Merger and a waiver of the change in control provision in the Credit Agreement, Parent shall repay all outstanding borrowings under the Credit Agreement in accordance with the terms thereof (through Parent's cash on hand, existing credit arrangements or otherwise) such that no event of default will exist as a result of the consummation of the transactions contemplated hereby.

                  Section 5.6 Consents and Approvals. Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  Section 5.7 Employee Benefits.

                           (a) Parent and the Purchaser shall, as of the
Effective Time, continue the employment of all per sons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees"). Parent and the Purchaser agree that, effective as of the Effective Time and for a three-year period following the Effective Time, the Surviving Corporation and its Subsidiaries and successors shall provide the Retained Employees with employee plans and programs which provide benefits that are no less favorable in the aggregate to those provided to such Retained Employees immediately prior to the date hereof. With respect to such benefits, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Nothing in this Section 5.7(a) shall be deemed to require the employment of any Retained Employee to be continued for any particular period of time after the Effective Time.

                           (b) Parent and the Purchaser agree to honor, and
cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company, including the Employee Agreements referred to in Section 3.8(a) hereof (collectively, the "Severance Agreements"), all Supplemental Retirement and Death Benefit Agreements, as amended through the date hereof, between the Company and certain officers (collectively, "Retirement Agreements") and any other Benefit Plan, agreement or arrangement which provides for the payment or acceleration of benefits to employees of the Company upon a change in control of the Company. Parent and the Purchaser acknowledge that the consummation of transac-tions contemplated hereby (including the Offer) shall constitute a "change in control" for purposes of this Section 5.7(b) and the Severance Agreements, Retirement Agreements and other agreements referred to herein. If any payments are required to be made under any employment or severance agreement or arrangement, as amended through the date hereof, with respect to employees and former employees of the Company (including the Employee Agreements and Severance Agreements referred to in Section 3.8 or 5.7 hereof), as a result of the consummation of the transactions contemplated hereby, such payments shall be made on the date on which the Shares are accepted for payment pursuant to the Offer.


                           (c) Parent and the Purchaser agree that at or prior
to the Effective Time, the Board of Directors of the Company (or the Compensation Committee thereof) after consultation with the Chief Executive Officer of the Company, may allocate to officers and employees of the Company and its Subsidiaries the 1998 Bonus Pool (as defined below) in a manner consistent with past practice, and, to the extent payments in respect of such allocated amounts have not been made prior to the Effective Time, Parent and the Purchaser agree to make payments, or to cause the Surviving Corporation to make payments, in respect of such allocated amounts within five days after the Effective Time. The amount of the "1998 Bonus Pool" shall equal the aggregate amount of bonuses paid in respect of the Company's 1997 fiscal year under the Company's Management Incentive Plan multiplied by a fraction, the numerator of which is the number of days which have elapsed during fiscal 1998 and the denominator of which is 365.

                           (d) In the event Parent or the Purchaser or the
Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.7, proper provision shall be made so that the successors and assigns of Parent, the Purchaser or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 5.7 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                  Section 5.8 No Solicitation. Neither the Company, any of its Subsidiaries or affiliates nor its officers, directors or affiliates, shall directly or indirectly, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transactions involving the Company or any principal operating or business unit of the Company (an "Acquisition Proposal"); provided, however, that if, at any time prior to the purchase of Shares by Purchaser in the Offer, the Company's Board of Directors determines in good faith, after receiving formal advice from its financial advisor and outside counsel, that such action is reasonably necessary for the Company Board to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a bona fide written Acquisition Proposal which did not result from a breach of this Section 5.8 and which the Board determines is superior to the Offer and which in the event of an all or part cash transaction is not subject to financing (any such bona fide written Acquisition Proposal being referred to as a "Superior Proposal"), (i) furnish information or provide access with respect to the Company and each of its Subsidiaries to such Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (ii) participate in discussions and negotiations regarding such Acquisition Proposal. In the event that prior to the completion of the Offer, the Company's Board of Directors determines in good faith, after the Company has received a Superior Proposal and after consultation with its financial advisor and outside counsel, that it is reason ably necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company's Board of Directors may withdraw or modify its approval or recommendation of the Offer, the Merger or this Agreement, approve or recommend a Superior Proposal or terminate this Agreement, provided that prior to any such termination, the Company shall (i) have given Parent at least two business days notice of the effectiveness of such termination, and (ii) simultaneously with the termination of this Agreement, pay to Parent the termination fee referred to in Section 7.3 hereof. Furthermore, nothing contained in this Section 5.8 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's shareholders or otherwise which, in the judgment of the Board of Directors with the advice of independent legal counsel, may be required under applicable law or rules of any stock exchange.

                  Section 5.9 Brokers or Finders. (a) The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Goldman, Sachs & Co., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, which agreement has been summarized in the Company's Solicitation/Recommendation Statement on
Schedule 14D-9, dated December 24, 1997; and the Company agrees to indemnify and hold Parent and the Purchaser harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                           (b) Parent represents, as to itself, its Subsidiaries
and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation, whose fees and expenses will be paid by Parent in accordance with the Parent's agreement with such firm; and Parent agrees to indemnify and hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                  Section 5.10 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

                  Section 5.11 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  Section 5.12 Directors' and Officers' Insurance and Indemnification. (a) From and after the consummation of the Offer, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnified Party") of the Company and its Subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under New York law or the Company's Certificate of Incorporation, By-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Offer Parent shall, or shall cause the Company (or the Surviving Corporation if after the Effective
Time) to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                           (b) Parent and the Company agree that all rights to
indemnification and all limitations or liability existing in favor of the Indemnified Party as provided in the Company's Certificate of Incorporation and By-laws as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, with out any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the NYBCL; provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York law, the Company's Certificate of Incorporation or By-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Parent and; provided further, that nothing in this Section 5.12 shall impair any rights or obligations of any present or former directors or officers of the Company.

                           (c) In the event Parent or the Purchaser or any of
their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.12, proper provision shall be made so that the successors and assigns of Parent and the Purchaser assume the obligations set forth in this Section 5.12 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                           (d) Parent or the Surviving Corporation shall
maintain the Company's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six years after the Effective Date; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided, further, if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation will use their best efforts to obtain substantially similar D&O Insurance; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate of premiums currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement, then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

                  Section 5.13 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reason ably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

                                   ARTICLE VI

                                   CONDITIONS

                  Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                           (a) Shareholder Approval. This Agreement shall have
been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger;

                           (b) Statutes; Consents. No statute, rule, order,
decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

                           (c) Injunctions. There shall be no order or
injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

                           (d) Purchase of Shares in Offer. Parent, the
Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

                           (a) By the mutual consent of the Board of Directors
of Parent and the Board of Directors of the Company.

                           (b) By either of the Board of Directors of the
Company or the Board of Directors of Parent:

                           (i) if shares of Company Common Stock shall not have
                  been purchased pursuant to the Offer on or prior to July 1, 1998; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                           (ii) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

                           (c) By the Board of Directors of the Company:

                           (i) if, prior to the purchase of shares of Company
                  Common Stock pursuant to the Offer, the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger in order to approve and permit the Company to execute an agreement relating to a Superior Proposal, and (B) determined in good faith, after consultation with independent legal counsel to the Company, that the failure to take such action as set forth in the preceding clause (A) would be in consistent with its fiduciary duties to the Company's shareholders under applicable law, provided, however, that prior to any such termination the Company shall (i) have given Parent at least two business days notice of the effectiveness of such termination, and (ii) simultaneously with the effectiveness of such termination, pay to Parent the termination fee referred to in Section 7.3; or

                           (ii) if, prior to the purchase of Company Common
                  Stock pursuant to the Offer, Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect; or

                           (iii) if Parent or the Purchaser shall have
                  terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
                  Section 7.1(c)(iii) if the Company is in material breach of this Agreement; or

                           (iv) if, due to an occurrence that if occurring after
                  the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(iv) if the Company is in material breach of this Agreement.

                           (d) By the Board of Directors of Parent:

                           (i) if, due to an occurrence that if occurring after
                  the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is in material breach of this Agreement; or

                           (ii) if, prior to the purchase of shares of Company
                  Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle (or similar agreement) or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing).

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company except for fraud or for willful breach of this Agreement.

                  Section 7.3 Termination Fee. In the event that the Board of Directors of the Company terminates this Agreement pursuant to Section 7.1(c)(i) or Parent terminates this Agreement pursuant to Section 7.1(d)(ii) (provided that at the time of such termination by Parent, Parent and the Purchaser were not in material breach of this Agreement), the Company shall concurrently pay to Parent a termination fee of $8 million.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration.

                  Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Parent or the Purchaser, to:

                                    WHX Corporation
                                    110 East 59th Street
                                    New York, New York 10022
                                    Attention: Mr. Stewart Tabin
                                    Telephone No.: (212) 355-5200
                                    Telecopy No.: (212) 355-5336
                                    with a copy to:

                                    Olshan Grundman Frome & Rosenzweig
                                      LLP
                                    505 Park Avenue
                                    New York, New York 10022
                                    Telephone No.: (212) 753-7200
                                    Telecopy No.: (212) 735-1787
                                    Attention: Ilan K. Reich, Esq. and
                                    Steven Wolosky, Esq.

                                    and

                           (b)      if to the Company, to:

                                    Handy & Harman
                                    555 Theodore Fremd Avenue
                                    Rye, New York  10580
                                    Telephone No.: (914) 921-5200
                                    Telecopy No.: (914) 925-4496
                                    Attention:  General Counsel

                                    and

                                    Handy & Harman
                                    250 Park Avenue
                                    New York, New York  10177
                                    Telephone No: (212) 661-2400
                                    Telecopy No:  (212) 309-0682
                                    Attention:  General Counsel

                                    with a copy to:

                                    Skadden, Arps, Slate, Meagher
                                      & Flom LLP
                                    919 Third Avenue
                                    New York, New York  10022
                                    Telephone No.: (212) 735-2300

                                    Telecopy No.: (212) 735-2000
                                    Attention: Milton G. Strom, Esq.

                  Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or

"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 1, 1998. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

                  Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 2.4, 4.8, 5.7 and 5.12, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

                  Section 8.9 Jurisdiction. Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement or otherwise, and any action for enforcement of any judgment in respect thereof shall be brought exclusively in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company, Parent and the Purchaser each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof. The Company, Parent and the Purchaser irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies there of by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company, Parent or the Purchaser at their respective addresses referred to in Section 8.3 hereof. In addition, each of Parent and the Purchaser hereby designates Olshan Grundman Frome & Rosenzweig LLP as its respective agent for service of process, and service upon Parent or the Purchaser shall be deemed to be effective upon service of Olshan Grundman Frome & Rosenzweig LLP as aforesaid or of its successor designated in accordance with the following sentence. Parent or the Purchaser may designate another corporate agent or law firm reasonably acceptable to the Company and located in the Borough of Manhattan, in the City of New York, as successor agent for service of process upon 30-days prior written notice to the Company. The Company, Parent and the Purchaser each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or otherwise brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

                  Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 HANDY & HARMAN

                                 By: /s/ Richard N. Daniel
                                    -------------------------------------------
                                    Name:  Richard N. Daniel
                                    Title: Chairman

                                 WHX CORPORATION

                                 By: /s/ Ronald LaBow
                                    -------------------------------------------
                                    Name:  Ronald LaBow
                                    Title: Chairman

                                 HN ACQUISITION CORP.

                                 By: /s/ Ronald LaBow
                                    -------------------------------------------
                                    Name:  Ronald LaBow
                                    Title: President

                                                                         ANNEX A
                                                                         -------

                             CONDITIONS TO THE OFFER
                             -----------------------

                  Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e- 1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if (i) the Minimum Condition has not been satisfied, (ii) the Rights under the Rights Agreement shall have become exercisable, or (iii) at any time on or after March 1, 1998 and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                           (a) there shall have been any action taken, or any
statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (l) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

                           (b) the representations and warranties of the Company
set forth in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it except, in each case, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, or the performance or compliance with such obligations, agreements or covenants, do not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, taken as a whole;

                           (c) the Merger Agreement shall have been terminated
in accordance with its terms;

                           (d) (i) it shall have been publicly disclosed that
any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange
Act), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, other than any person or group existing on the date hereof which beneficially owns more than 20% of any class or series of capital stock of the Company or (ii) the Company shall have entered into a definitive agreement or agreement in principle with any person with respect to an Acquisition Proposal or similar business combination with the Company;

                           (e) the Company's Board of Directors shall have
withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

                           (f) there shall have occurred (i) a decline of at
least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the Merger Agreement, or (ii) the declaration and continuation of a banking moratorium or any limitation or suspension of payments in respect of the extension of credit by banks or other lending institutions in the United States;

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

                  The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the reasonable discretion of Parent or the Purchaser.

                                                                         ANNEX B
                                                                         -------

                          AMENDMENT TO RIGHTS AGREEMENT
                          -----------------------------

                  AMENDMENT, dated as of March 1, 1998, to the Rights Agreement, dated as of January 26, 1989, as amended as of April 25, 1996 and October 22, 1996 (the "Rights Agreement"), between Handy & Harman, a New York corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent").

                  WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

                  WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

                  1. Section 1(a) is amended by adding the following at the end of said Section:

                  ; provided, further, that none of WHX Corporation, a Delaware corporation ("WHX"), HN Acquisition Corp., a New York corporation and wholly-owned subsidiary of WHX (the "Purchaser") and their Affiliates (the "WHX Persons") shall be deemed to be an Acquiring Person by virtue of (x) the execution of the Agreement and Plan of Merger, dated as of March 1, 1998 (the "Merger Agreement," which term shall include any amendments thereto) by and among WHX, the Purchaser and the Company, or
         (y) the consummation of any of the transactions contemplated thereby, including, without limitation, the publication or other announcement of the Offer (as defined therein), the consummation of the Offer and the Merger (as defined therein) (the items set forth in (x) and (y) are referred to herein as the "WHX Transactions").

                  2. Section 1(j) is amended by adding the following at the end of said Section:

                  ; provided, however, that the public announcement of any of the WHX Transactions shall not constitute a Stock Acquisition Date.

                  3. Section 1(l) is amended by adding the following at the end of said Section:


                  Notwithstanding anything to the contrary contained in this Agreement, none of the WHX Transactions shall constitute a Triggering Event or an event described in Section 11(a)(ii) or Section 13.

                  4. Section 3(a) is amended by adding the following at the end of said Section:

                  Notwithstanding anything to the contrary contained in this Agreement, neither the announcement nor the consummation of the WHX Transactions shall constitute or result in the occurrence of a Distribution Date.

                  5. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                  6. The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected here by.

                  7. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 1st day of March, 1998.

                                     HANDY & HARMAN

                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                     CHASEMELLON SHAREHOLDER
                                     SERVICES, L.L.C., as Rights
                                     Agent

                                     By:
                                        ---------------------------------------
                                        Name:
                                        Title: